As filed with the Securities and Exchange Commission on August 29, 1997
                    Registration No. 33-___________

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM S-8

                         REGISTRATION STATEMENT
                                Under
                      THE SECURITIES ACT OF 1933

                 DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
        (Exact Name of Registrant as Specified in Its Charter)

Florida                                              59-3389871
(State or Other Jurisdiction	           (I.R.S. Employer Identification No.)
of Incorporation)


                       101 Southhall Lane, Suite 210
                         Maitland, Florida  32751
                  (Address or Principal Executive Offices)

                   DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
                     1993 Employee Stock Purchase Plan
                         (Full Title of the Plan)

                               PAUL S. GLOVER
                      Vice President of Finance, CFO
          101 Southhall Lane, Suite 210, Maitland, FL  32751
                              (407) 875-9991
      (Name, address and telephone number of agent for service)



                        CALCULATION OF REGISTRATION FEE

                                   Proposed    Proposed
                                   Maximum     Maximum
Titles of          Amount          Offering    Aggregate
Securities to      to be           Price Per   Offering    Amount of
be Registered      Registered(1)   Share(2)    Price(2)    Registration Fee

Common Stock,
$.01 par value(3)  400,000 Shares  $5.125      $2,050,000  $621.22

Notes:

1.	Plus such additional amount which may result from stock
splits, stock dividends or similar transactions with respect to undistributed shares.

2.	Pursuant to Rule 457(h) proposed maximum aggregate offering
price represents the average unit bid and asked price on August
28, 1997 multiplied by the number of shares registered.

3.	In addition, pursuant to Rule 416(c) under the Securities
Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan and described herein.

The Company hereby registers 400,000 shares of the Company's Common Stock, par value $.0.01 per share (the "Common Stock"), in connection with an amendment to the Registrant's 1993 Employee Stock Purchase Plan (the "Plan"). The amendment ("Amendment") was approved by the Company's shareholders at the Company's Annual Meeting of Stockholders on June 13, 1997, and increased the number of shares of Common Stock available for grants under such Plan from 200,000 shares to 600,000.

The Registration Statement on Form S-8, Registration No.
33-72684, is hereby incorporated by reference pursuant to Instruction E of Form S-8.

                            SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maitland, State of Florida on August 29, 1997.



                                   Dynamic Healthcare Technologies, Inc.

                                   By: /S/ PAUL S. GLOVER
                                   Paul S. Glover, Vice President Finance, CFO

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

By his signature, each of the following persons authorizes Mitchel J. Laskey and Paul S. Glover or any of them, with full power of substitution, to execute in his name and on his behalf, and to file any amendments (including, without limitation, post-effective amendments) to this Registration Statement necessary or advisable in the opinion of any of them to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the Commission thereunder, in connection with the registration of the additional securities which are the subject of this Registration Statement.


Signature                         Title                        Date

/S/ DAVID M. POMERAMCE            Chairman                     August 29, 1997
David M. Pomerance

/S/ MITHCEL J. LASKEY             President & CEO              August 29, 1997
Mitchel J. Laskey

/S/ PAUL S. GLOVER                VP Finance & CFO             August 29, 1997
Paul S. Glover

/S/ JERRY L. CARSON               Director                     August 29, 1997
Jerry L. Carson

/S/ THOMAS J. MARTINSON           Director                     August 29, 1997
Thomas J. Martinson

/S/ BRET R. MAXWELL               Director                     August 29, 1997
Bret R. Maxwell

/S/ DANIEL RAYNOR                 Director                     August 29, 1997
Daniel Raynor

/S/ RICHARD W. TRUELICK           Director                     August 29, 1997
Richard W. Truelick

                              EXHIBIT INDEX


No.                Description                                      Page

5                  Opinion of Cohen, Berke, Bernstein,				           5
                   Brodie & Kondell, P.A.

23.1               Consent of Cohen, Berke, Bernstein,               5
                   Brodie & Kondell, P.A.  (contained in Exhibit 5)

23.2               Consent of KPMG Peat Marwick LLP                  6

24                 Power of Attorney is included on the signature    3
                   page of this Registration Statement

August 28, 1997


Dynamic Healthcare Technologies, Inc.
101 Southhall Lane, Suite 210
Maitland, FL  32751


Ladies and Gentlemen:

We have acted as counsel to Dynamic Healthcare Technologies, Inc., a Florida corporation (the "Company"), in connection with the filing of the Company's Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of 400,000 additional shares of Common Stock, $.01 par value per share, (the "Additional Plan Shares") pursuant to the Company's 1993 Employee Stock Purchase Plan, as amended (the "Plan"). The Additional Plan Shares increase the aggregate number of shares available for grants under the Plan from 200,000 to 600,000.

We are of the opinion that when the Additional Plan Shares shall have been issued and sold on the terms contemplated by the Plan and the Registration Statement shall have become effective, the Additional Plan Shares will be legally issued, fully paid and non-assessable.

This opinion shall be limited to the laws of the State of Florida and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.



                            Sincerely,
                            COHEN, BERKE, BERNSTEIN, BRODIE & KONDELL, P.A. /S/ COHEN, BERKE, BERNSTEIN, BRODIE & KONDELL, PA.

                  INDEPENDENT AUDITOR'S CONSENT


Board of Directors
Dynamic Healthcare Technologies, Inc.


We consent to the incorporation by reference in this Registration Statement of Dynamic Healthcare Technologies, Inc. on Form S-8 of our report dated March 17, 1997 relating to the consolidated balance sheets of Dynamic Healthcare Technologies, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Dynamic Healthcare Technologies, Inc.


                               /S/ KPMG PEAT MARWICK LLP
                               KPMG Peat Marwick LLP


Orlando, Florida
August 29, 1997





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